UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 16, 2011
US Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26190	84-1213501
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

10101 Woodloch Forest, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 863-1000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On February 16, 2011, US Oncology, Inc. (the “Company”) completed its previously disclosed redemption of all of its 9.125% Senior Secured Notes due 2017 (the “9.125% Notes”). The 9.125% Notes were redeemed for a total of approximately $912.5 million, consisting of the principal amount, together with the accrued and unpaid interest thereon and the associated redemption premium of approximately $137.3 million, thereby terminating and discharging all of the Company’s obligations under the 9.125% Notes and the related indenture, dated June 18, 2009, among the Company, the subsidiary guarantors named therein, and Wilmington Trust FSB, as trustee, other than those provisions that survive discharge of the indenture.
On February 17, 2011, the Company completed its previously disclosed redemption of all of its 10.75% Senior Subordinated Notes due 2014 (the “10.75% Notes” and, together with the 9.125% Notes, the “Notes”). The 10.75% Notes were redeemed for a total of approximately $285.0 million, consisting of the principal amount, together with the accrued and unpaid interest thereon and the associated redemption premium of approximately $9.9 million, thereby terminating and discharging all of the Company’s obligations under the 10.75% Notes and the related indenture, dated August 20, 2004, among the Company, the subsidiary guarantors named therein, and Wilmington Trust FSB, as trustee.
The Notes were redeemed pursuant to the previously disclosed Agreement and Plan of Merger, dated as of November 1, 2010, by and among McKesson Corporation (“McKesson”), US Oncology Holdings, Inc. (“Holdings”), Utah Acquisition Corporation, a wholly owned subsidiary of McKesson, and Utah Stockholders’ Agent LLC, as Stockholders’ Agent, pursuant to which Holdings became a direct wholly owned subsidiary of McKesson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 17, 2011

US ONCOLOGY, INC.
By:	/s/ Willie C. Bogan
Willie C. Bogan
Vice President and Secretary